As filed with the Securities and Exchange Commission on February 2, 2018

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 WestRock Company (Exact name of registrant as specified in its charter)
Delaware	47-3335141
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1000 Abernathy Road Atlanta, Georgia 30328 (770) 448-2193 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
WestRock Company Amended and Restated 2016 Incentive Stock Plan (Full title of the plan)

Robert B. McIntosh

Executive Vice President, General Counsel and Secretary

WestRock Company

1000 Abernathy Road

Atlanta, GA 30328

(770) 448-2193

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common stock, par value $0.01 per share	2,100,000	$67.27	$141,267,000	$17,587.74

(1)	Plus any additional shares of common stock, par value $0.01 per share, of WestRock Company that may be issued under the WestRock Company Amended and Restated 2016 Incentive Stock Plan (the “Amended Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices per share of WestRock common stock on the New York Stock Exchange on January 31, 2018.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

On February 2, 2016, WestRock filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (File No. 333-209343) (the “Prior Registration Statement”) to register under the Securities Act an aggregate of 12,100,000 shares of common stock, including 9,600,000 shares of common stock reserved for issuance under the WestRock Company 2016 Incentive Stock Plan. As previously described in the Company’s definitive proxy statement filed with the SEC on December 19, 2017, the Company’s board of directors approved, subject to stockholder approval, the Amended Plan that, among other things, increased by 2,100,000 the number of shares of common stock reserved for issuance under the Amended Plan. The Company’s stockholders approved the Amended Plan at the Company’s annual meeting of the stockholders held on February 2, 2018.

This registration statement relates solely to the registration of the 2,100,000 additional shares of common stock now reserved for issuance under the Amended Plan.

This registration statement incorporates by reference the Prior Registration Statement.

PART I

Information Required in the Section 10(A) Prospectus

Item 1. Plan Information

The documents containing the information specified in Part I will be sent or given to employees participating in the Amended Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, these documents will not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Amended Plan, will be available without charge by contacting WestRock’s Executive Vice President, General Counsel and Secretary at 1000 Abernathy Road, Atlanta, Georgia, 30328, Telephone: (770) 448-2193.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be part of, this registration statement:

(1)	the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on November 20, 2017;

(2)	the Company’s proxy statement on Schedule 14A, dated and filed with the SEC on December 19, 2017 for its annual meeting of stockholders held on February 2, 2018;

(3)	the Company’s current reports on Form 8-K filed with the SEC on November 2, 2017 (except with respect to items that are “furnished” but not “filed”) and November 29, 2017; and

(4)	the description of the Company’s common stock contained in the Company’s registration statement on Form S-4 (File No. 333-202643) filed with the SEC on March 10, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of common stock covered by this registration statement has been passed upon for us by Robert B. McIntosh, executive vice president, general counsel and secretary to the Company.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the DGCL for unlawful payment of dividends or unlawful stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. Article VIII of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or the limitation thereof is not permitted under the DGCL.

Under Section 2.13 of the Company’s Second Amended and Restated Bylaws, the Company is obligated to indemnify and hold harmless any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that the person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding.

In general, the DGCL permits a corporation to indemnify a director or officer who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding (other than an action by or in the right of the corporation) for expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonable incurred, if the person (i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In a proceeding by or in the right of the corporation, no indemnification is permitted if the director or officer is adjudged liable to the corporation, unless and only to the extent the Delaware Court of Chancery or the court in which the proceeding was brought determines that in view of all of the circumstances of the case such person is fairly and reasonably entitled to indemnification for expenses.

If the proceeding for which indemnification is sought is initiated by the director or officer seeking indemnification, such person is entitled to indemnification only if the proceeding was authorized by the Board of Directors. The right to indemnification under the Company’s Bylaws includes the right to be paid the expenses incurred in defending any proceeding in advance of its final disposition; provided that if required by the DGCL, the payment of expenses incurred by a director or officer in that capacity (and not in any other capacity in which service was or is rendered by such person while a director or officer, including service to an employee benefit plan) will be contingent on the delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it ultimately is determined that such person is not entitled to indemnification.

The Company has agreed that it will indemnify and hold harmless each former director and officer of Rock-Tenn Company (“RockTenn”) or MeadWestvaco Corporation (“MWV”), as applicable, or any of their subsidiaries, and each person who was as of the date of the original business combination agreement, or who thereafter commenced prior to the effective time of the strategic combination of the respective businesses of RockTenn and MWV whereby (i) Rome Merger Sub, Inc. was merged with and into RockTenn, with RockTenn surviving the merger as a wholly owned subsidiary of WestRock, and (ii) Milan Merger Sub, LLC was merged with and into MWV, with MWV surviving the merger as a wholly owned subsidiary of WestRock (collectively, the “Business Combination”), serving as a director or officer of another person at the request of RockTenn or MWV, as applicable, or any of their respective subsidiaries, each referred to as an indemnified party, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorney’s fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time of the Business Combination (including the Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015 and amended as of May 5, 2015 and the transactions and actions contemplated thereby)), arising out of or pertaining to the fact that such indemnified party was an officer or director of RockTenn or MWV or was serving at the request of RockTenn or MWV, in each case to the same extent as such indemnified parties were indemnified as of the date of the original business combination agreement pursuant to the organizational documents of RockTenn or MWV, as applicable, or any of their respective subsidiaries, or any indemnification agreements in existence as of the date of the original business combination agreement.

The Company has also agreed to maintain for six years following the effective time of the Business Combination either the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by each of RockTenn and MWV and any of their subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the Company be required to pay with respect to such policies in respect of any one policy year more than 300% of the annual premium paid by RockTenn or MWV, as applicable, referred to as the maximum amounts. Each of RockTenn and MWV may obtain a six-year “tail” policy under such party’s existing directors and officers insurance policy in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.

Item 7.

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of WestRock Company (incorporated by reference to Exhibit 3.1 of WestRock’s current report on Form 8-K filed on July 2, 2015).
4.2	Second Amended and Restated Bylaws of WestRock Company (incorporated by reference to Exhibit 99.2 of WestRock’s current report on Form 8-K filed on September 13, 2016).
4.3

WestRock Company Amended and Restated 2016 Incentive Stock Plan (incorporated by reference to Appendix B of WestRock’s definitive proxy statement for the 2018 annual meeting of stockholders filed on December 19, 2017).

5.1	Opinion of Robert B. McIntosh
23.1	Consent of Robert B. McIntosh (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement in on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 2, 2018.

WESTROCK COMPANY

By:	/s/Robert B. McIntosh
Name:	Robert B. McIntosh
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven C. Voorhees, Ward H. Dickson and Robert B. McIntosh, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/Steven C. Voorhees	Chief Executive Officer, President and Director	February 2, 2018
Steven C. Voorhees	(Principal Executive Officer)

/s/Ward H. Dickson	Executive Vice President and Chief Financial Officer	February 2, 2018
Ward H. Dickson	(Principal Financial Officer)

/s/Kelly C. Janzen	Chief Accounting Officer	February 2, 2018
Kelly C. Janzen	(Principal Accounting Officer)

/s/John A. Luke, Jr.	Director, Non-Executive Chairman	February 2, 2018
John A. Luke, Jr.

/s/Timothy J. Bernlohr	Director	February 2, 2018
Timothy J. Bernlohr

/s/J. Powell Brown	Director	February 2, 2018
J. Powell Brown

/s/Michael E. Campbell	Director	February 2, 2018
Michael E. Campbell

/s/Terrell K. Crews	Director	February 2, 2018
Terrell K. Crews

/s/Russell M. Currey	Director	February 2, 2018
Russell M. Currey

/s/Gracia C. Martore	Director	February 2, 2018
Gracia C. Martore

/s/James E. Nevels	Director	February 2, 2018
James E. Nevels

/s/Timothy H. Powers	Director	February 2, 2018
Timothy H. Powers

/s/Bettina M. Whyte	Director	February 2, 2018
Bettina M. Whyte

/s/Alan D. Wilson	Director	February 2, 2018
Alan D. Wilson